Crown Equity Holdings Inc. Forward Stock Split Finalized

LAS VEGAS, August 4, 2010 (GLOBE NEWSWIRE) -- Crown Equity Holdings Inc. (OTCBB:CRWE) announced today that its previously announced 1 for 10 forward stock split was effective as of yesterday.

Ken Bosket, CEO of Crown Equity Holdings said, “The Company and shareholders are elated to see their shares multiplied by ten.  10,000 shares became100,000 shares and 100,000 shares  became 1,000,000 shares, and we believe this is just the beginning”.

This is the second forward split of Crown Equity Holdings’ common stock in three years.  The previous forward split was also a 1 for 10 forward split.

Crown Equity Holdings is a news service containing news from around the world, and an advertising media, consisting of :

crownequityholdings.com, CRWEnewswire.com, DrStockPick.com, CRWEfinance.com, CRWESelect.com, CRWEpicks.com, BestOTC.com , Stock-PR.com, PennyOmega.com, PennyToBuck.com, StockHotTips.com, CRWEwallstreet.com, Doubleinstocks.com, Crowntradingsystems.com

CRWE recently opened offices in Pakistan and Germany.  It mission is to become a world-renowned provider of media for information and up-to-date news.

Ken Bosket added “Watch us grow, we are debt free, and our revenues have been increasing every quarter.”

About Crown Equity Holdings, Inc.:

Crown Equity Holdings, Inc. is a company utilizing today's technology to advertise, promote and market public companies globally. CRWE's proprietary network technology allows their publishing department to get their content to millions of readers daily across the world. CRWE publishes financial content to all the major countries and covers all the accredited stock exchanges.

Crown Equity Holdings is currently in the process of expanding its in-house IT infrastructure. Although their current web page load time is better than 75% of other internet websites, when completed, the modifications will raise this load time to better then 90% of other internet websites while increasing website visitor capacity by 400%.

Crown Equity Holdings has also moved to a dedicated in-house advertising server, allowing for faster response and a wider variety of ad space offerings to those interested in advertising on their numerous internet and affiliate internet properties.

Forward-Looking Statements: This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by Crown Equity Holdings, (CRWE.OB) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Crown Equity Holdings, Inc.
Kenneth Bosket, President/CEO
Office:702 448-1543
Fax: 702 479-7151